The following is an excerpt from a press release issued by Genmab A/S on September 24, 2002.

“Genmab’s HuMax-CD4 found not to be effective in combination with methotrexate in Phase II study of 155 patients with active rheumatoid arthritis (RA)

Copenhagen, Denmark; September 24, 2002 – Genmab A/S (CSE: GEN and FSE: GE9D) announced today results from the initial stage of the Phase II clinical trial involving 155 patients with active RA. At the primary endpoint of the study in week 7 there was no significant difference between the ACR scores from patients receiving placebo compared to patients treated with HuMax-CD4 in combination with methotrexate. In the placebo group, 24% of patients achieved an ACR20 compared to between 11% and 29% in the four active dose groups. Treatment with HuMax-CD4 was found to be safe and well tolerated. The number and severity of adverse events was similar across treatment groups including placebo.

Following these results, Genmab has decided to wind down its anti-CD4 development program for RA. No further patients will be recruited into the Phase III clinical trial in patients with active RA who have failed to respond to treatment with TNF-alpha inhibitor therapies. Genmab will collect data on patients already enrolled in the Phase III study and investigate the difference between using HuMax-CD4 in combination therapy with methotrexate versus the antibody alone. The company will also collect safety data on these patients. In addition, no more patients will be accrued in the ongoing Phase II RA study.

Genmab will continue with its Phase IIb development plans using HuMax-CD4 to treat patients with moderate to severe psoriasis.

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About the study

Genmab’s HuMax-CD4 Phase II trial for 155 patients with RA in combination with Methotrexate was launched in December 2000 with trials held in Denmark, Sweden, the UK, Iceland and the US. The trial contained four active dose groups of 280 mg, 160 mg, 80 mg and 20 mg plus a placebo arm. Patients were given HuMax-CD4 and methotrexate at weekly intervals for a total of four weeks. The clinical response as defined by the industry recognized ACR20 criteria was measured as the primary endpoint of the study in week 7.”